Exhibit 99.1

  International Shipholding Corporation Reports Third Quarter Results

    NEW ORLEANS--(BUSINESS WIRE)--Oct. 23, 2003--International Shipholding Corporation (NYSE:ISH) today reported results for the three month and nine month periods ended September 30, 2003. Net loss for the three months ended September 30, 2003 was $1.644 Million as compared to a net loss of $1.125 Million for the three months ended September 30, 2002. For the first nine months of 2003, net income was $3.840 Million as compared to a net loss of $929,000 for the same period of 2002.
    The primary factor contributing to the third quarter 2003 loss was the recognition of costs associated with the necessity for retirement of debt related to our U.S. Flag coal carrier, ENERGY ENTERPRISE, amounting to $2.6 Million before tax or $1.7 Million after tax as a result of U.S. Generating New England, Inc., charterer of the ENERGY ENTERPRISE, having filed a petition for bankruptcy protection on July 8, 2003. This filing, as previously reported, became an event of default under the vessel's debt indenture resulting in the acceleration of principal and interest and triggering cross defaults under certain of the Company's other debt agreements. In order to cure these technical defaults thereby created, we secured alternative financing during August 2003 and paid in full the outstanding obligations associated with the ENERGY ENTERPRISE loan. Settlement of the loan included the payment of a "make-whole" prepayment penalty, which we otherwise would not have had to pay, and a write-off of deferred financing charges which together make up the total before tax charge of $2.6 Million or $1.7 Million after tax.
    Additionally, during the third quarter of 2003, we incurred unanticipated vessel repair costs on certain of our other vessels as a result of machinery deficiencies and accelerated deferred charge write-offs which, together with lost time, totaled approximately $2.0 Million before tax or $1.3 Million after tax.
    On the positive side, results in the third quarter of 2003 were improved in our Foreign Flag Transatlantic and U.S. Flag LASH liner services as compared to 2002, although the third quarter 2003 compared unfavorably to the second quarter of 2003 for the Transatlantic liner service as a result of lower cargo volumes.
    Improvement in the first nine months of 2003 occurred in several areas of our operations. Improved results were achieved in 2003 in our Rail/Ferry Service as a result of higher cargo volumes in the current period. Additionally, our U.S. Flag liner service made positive contributions in the first nine months of 2003 as compared to 2002. Also, our U.S Flag Coal Carrier, ENERGY ENTERPRISE, operating in the coast-wise trade was utilized for all but two days during the first nine months of 2003 under its basic time charter contract as compared to the same period of the previous year when it was out of service thirty-three days for repairs and during which it operated sixty days in the spot market at lower rates as compared to its basic charter. The charterer has exercised its option to extend the vessel's use in 2003 beyond the base charter period of two-hundred forty days in contract year number eight at contractually reduced rates, but comparable to current spot market rates.
    During the first nine months of 2003, we realized a before tax net gain of approximately $1.3 Million representing a discount on the retirement of approximately $10.685 Million of our 7.75% Unsecured Notes scheduled to mature in 2007. Retirements of debt during the past year, together with lower interest rates on variable rate loans, have resulted in reduced interest expense during the first nine months of 2003 as compared to the same period of the prior year.
    During the first nine months of 2002, we had other income of approximately $1.482 Million resulting primarily from interest that we earned on overpayments of foreign taxes made in prior years that were previously refunded.
    Certain statements made in this release on behalf of the Company that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. The Company cautions readers that certain important factors have affected and may affect in the future the Company's actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on behalf of the Company. A description of certain of these important factors is contained in the Company's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2002.
    Unaudited results for the periods indicated along with prior year results are (in thousands except share and per share data):

                         Three Months Ended        Nine Months Ended
                      Sept. 30,      Sept. 30,   Sept. 30,  Sept. 30,
                         2003          2002        2003       2002
                     ------------- ------------- ---------- ----------
Revenues                  $63,550       $49,900   $195,861   $167,016

Operating Expenses:
     Voyage Expenses       51,736        39,536    153,367    131,987
     Vessel and Barge
      Depreciation          5,287         4,782     15,079     14,441
     Impairment Loss            -             3          -        (94)
                     ------------- ------------- ---------- ----------

Gross Voyage Profit         6,527         5,579     27,415     20,682
                     ------------- ------------- ---------- ----------

Administrative and
 General Expenses           3,730         3,694     11,741     11,939
Gain on Sale of Other
 Assets                      (247)          (44)      (290)      (537)
                     ------------- ------------- ---------- ----------

     Operating Income       3,044         1,929     15,964      9,280
                     ------------- ------------- ---------- ----------

Interest and Other:
     Interest Expense       2,962         4,137      9,614     13,239
     Investment Income       (119)         (126)      (649)      (578)
     Other Loss (Income)      103          (200)         -     (1,482)
     Loss on Early
      Extinguishment
      of Debt               2,570            55      1,310        103
                     ------------- ------------- ---------- ----------
                            5,516         3,866     10,275     11,282
                     ------------- ------------- ---------- ----------

(Loss) Income Before
 (Benefit) Provision
 for Income Taxes, and
 Equity in Net Income
 of Unconsolidated
 Entities                  (2,472)       (1,937)     5,689     (2,002)
                     ------------- ------------- ---------- ----------

(Benefit) Provision
 for Income Taxes            (795)         (670)     2,109       (650)
                     ------------- ------------- ---------- ----------

Equity in Net Income
 of Unconsolidated
 Entities (Net of
 Applicable Taxes)             33           142        260        423
                     ------------- ------------- ---------- ----------

Net (Loss) Income         $(1,644)      $(1,125)    $3,840      $(929)
                     ============= ============= ========== ==========

Basic and Diluted
 Earnings Per Share:
 Net (Loss) Income         $(0.27)       $(0.18)     $0.63     $(0.15)
                     ============= ============= ========== ==========

Weighted Average
 Shares of Common
 Stock Outstanding      6,082,887     6,082,887  6,082,887  6,082,887

    The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH.

    CONTACT: International Shipholding Corporation, New Orleans
             Erik F. Johnsen, 504-529-5461
             or
             Niels M. Johnsen, 212-943-4141